Exhibit 99.2
Sprinklr Announces Scott Millard as Chief Revenue Officer

NEW YORK, NY — September 3, 2025 – Sprinklr (NYSE: CXM), the unified customer experience management (Unified-CXM) platform for modern enterprises, today announced that Scott Millard will join Sprinklr as its Chief Revenue Officer, effective September 22, 2025, reporting to Sprinklr President and CEO, Rory Read.
“We are thrilled to be welcoming Scott to the Sprinklr team. Scott brings deep expertise, a proven track record of driving growth, and a passion for building high-performing teams that we believe are all critical as we continue our transformation journey,” said Sprinklr President and CEO, Rory Read. “His customer-centric approach and competitive drive have helped him to deliver consistent and compelling results, and we believe that his arrival marks an important moment for Sprinklr as we sharpen our go-to-market strategy and position ourselves for long-term success.”
With more than 30 years in the tech industry, Millard is a distinguished sales leader with expertise in sales strategy, execution, and go-to-market excellence across diverse market segments. Most recently, Millard served as Senior Vice President, Global AI Sales at Dell Technologies where he led a $15B+ revenue organization supporting some of the largest AI deployments, globally. Prior to that, Millard held several strategic sales leadership roles within Dell, including Senior Vice President of North America Preferred counts, managing a $5B enterprise and commercial organization.
“I'm excited to join Sprinklr at such a pivotal time in the company’s journey. The company’s transformation is well underway, and I believe momentum is building,” said Scott Millard. “As Sprinklr works to expand their reach into larger enterprises, deepen customer relationships, and accelerate growth, I’m inspired by the opportunity to help guide an organization that is rooted in customer obsession, accountability, teamwork, and trust. I look forward to empowering businesses around the world to reimagine exceptional experiences through Sprinklr’s AI-native, unified CXM platform.”
Millard graduated from Bryant University, where he also received his MBA. He is based in Boston, MA.

About Sprinklr
Sprinklr is a leading enterprise software company for all customer-facing functions. With advanced AI, Sprinklr's unified customer experience management (Unified-CXM) platform helps companies deliver human experiences to every customer, every time, across any modern channel. Headquartered in New York City with employees around the world, Sprinklr works with more than 1,900 valuable enterprises — global brands like Microsoft, P&G, Samsung and 60% of the Fortune 100. Sprinklr is redefining the world's ability to make every customer experience extraordinary.

Forward Looking Statements
This press release contains forward-looking information and statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the potential benefits of Scott Millard joining Sprinklr as its Chief Revenue Officer. By their nature, forward-looking information and statements are subject to risks, uncertainties, and contingencies, including (i) the risk that the potential benefits of Mr. Millard’s joining Sprinklr are not realized and (ii) risks, uncertainties and contingencies that may apply to Sprinklr’s business. Additional risks and uncertainties that could cause actual outcomes and results to differ materially from those contemplated by the forward-looking statements are discussed in our Quarterly Report on Form 10-Q for the quarter ended April 30, 2025, filed with the Securities and Exchange Commission (the “SEC”) on June 5, 2025, under the caption “Risk Factors,” and in other filings that we make from time to time with the SEC. Sprinklr does not undertake to update any forward-looking statements or information, including those contained in this press release.

Press Contact
Austin DeArman
pr@sprinklr.com